Exhibit 10.1

FIRST AMENDMENT TO THE ASSIGNMENT OF LICENSE AGREEMENT

THIS FIRST AMENDMENT TO THE ASSIGNMENT OF LICENSE AGREEMENT (“First Amendment”) is entered into July 18, 2005 (“Effective Date”) by and between Blast Energy Services, Inc. (formerly known as Verdisys, Inc.), a California corporation (“Blast”) and Maxim TEP, Inc., a Texas Corporation (“Maxim”).

WHEREAS on March 8, 2005, Blast and Maxim entered into an assignment of license agreement requiring payments to be made in accordance with a defined payment schedule;

WHEREAS Maxim has failed to pay the balance of One Hundred Thousand ($100,000) Dollars of the consideration due on June 3, 2005 and has failed to cure the default within the defined 45 day cure period;

WHEREAS Maxim has requested an extended period to pay the additional consideration due;

THEREFORE, in view of the good and valuable consideration stated below, Blast and Maxim agree as follows:

1. Extension Period.

1.1 Blast agrees to extend the period that Maxim has to pay the balance of One Hundred Thousand ($100,000) Dollars of the 6/03/05 consideration to July 25, 2005 (absolute deadline).

2. Consideration.

2.1 In consideration of this Extension, Maxim shall make a third and final payment of Five Hundred Thousand ($500,000) Dollars on or before September 2, 2005 in lieu of the original amount due and owing of $400,000.00.

All other terms of the Assignment of License Agreement are unchanged and remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MAXIM TEP, INC.

/s/ Robert Sepos, CFO	July 18th, 2005
Robert Sepos, Chief Financial Officer	Date

BLAST ENERGY SERVICES, INC.

/s/ David M. Adams	July 18, 2005
David Adams, President & Co-CEO	Date

Witnessed	/s/ John O’Keefe 7/18